As filed with the Securities and Exchange Commission on September 19, 2024

Registration No. 333-220601

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ePlus inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	54-1817218 (I.R.S. Employer Identification No.)

13595 Dulles Technology Drive Herndon, Virginia (Address of Principal Executive Offices)	20171-3413 (Zip Code)

2017 NON-EMPLOYEE DIRECTOR LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Erica S. Stoecker, Esq.
General Counsel
ePlus inc.
13595 Dulles Technology Drive
Herndon, Virginia 20171-3413
(703) 984-8400

(Name, address, and telephone
number, including area code, of agent for service)

Copy to:
Abby E. Brown, Esq.
Squire Patton Boggs (US) LLP
2550 M Street NW
Washington, DC 20037
(202) 457-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-220601) (the “Registration Statement”) filed on September 19, 2024, is filed to deregister certain securities remaining available for issuance under such Registration Statement as described below. On September 25, 2017, ePlus inc. (the “Registrant”) filed the Registration Statement to register an aggregate of 300,000 shares of its common stock, $0.01 par value (the “Common Stock”), which were issuable under the Registrant’s 2017 Non-Employee Director Long-Term Incentive Plan (the “2017 Plan”). Share numbers have been revised to reflect the two-for-one stock split of the Registrant’s Common Stock that was effected on December 13, 2021.

On September 12, 2024, at the Registrant's annual meeting of stockholders, the Registrant's stockholders approved the 2024 Non-Employee Director Long-Term Incentive Plan (the “2024 Plan”).  The 2024 Plan provides for the issuance of up to 300,000 shares of the Registrant's Common Stock.  In connection with the approval of the 2024 Plan, the Board of Directors of the Registrant has determined that no future awards will be granted under the 2017 Plan.  As of September 19, 2024, there are 186,714 shares of Common Stock that have not been issued under the 2017 Plan (collectively, the “Remaining Shares”).

This Post-Effective Amendment No. 1 is being filed to deregister the Remaining Shares.

   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on the 19th day of September, 2024.

EPLUS INC.

By:	/s/ Mark P. Marron
Mark P. Marron
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-220601) in reliance on Rule 478 under the Securities Act of 1933, as amended.